Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------


                                        For further information, contact--

                                        Richard N. Grubb, Executive Vice
                                        President and Chief Financial Officer
                                        or
                                        Robert A. Freece, Senior Vice President
                                        Vishay Intertechnology
                                        610-644-1300


                      VISHAY INTERTECHNOLOGY, INC. TO OFFER
                 $450 MILLION OF CONVERTIBLE SUBORDINATED NOTES

MALVERN, PENNSYLVANIA - July 30, 2003--Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it intends to offer, subject to market conditions and other factors, $450 million of convertible subordinated notes due 2023, plus up to an additional $50 million of convertible subordinated notes due 2023 that may be issued at the option of the initial purchasers. The notes will be subordinated in right of payment to Vishay's senior indebtedness, will pay interest semi-annually and will be convertible into shares of Vishay common stock, subject to certain conditions.

If the offering is consummated, it is anticipated that Vishay will use up to $130 million of the offering proceeds to pay down its revolving credit facility and $176 million of the offering proceeds to fund the redemption of the convertible notes of one of its subsidiaries. Vishay intends to use the remaining proceeds for general corporate purposes including the retirement of other existing debt.

The notes are expected to be redeemable at Vishay's option beginning August 1, 2010 at a redemption price equal to 100% of the principal amount plus accrued interest, if any. Holders of the notes will have the right to require Vishay to repurchase all or some of their notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest on August 1, 2008, August 1, 2010, August 2013 and August 1, 2018. Vishay may choose to pay the purchase price in cash or shares of Vishay common stock or any combination of cash and Vishay common stock. Holders of the notes will also have the right to require Vishay to repurchase all or some of their notes for cash, upon the occurrence of certain events constituting a fundamental change.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of Vishay common stock, nor will there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes forward-looking statements that involve uncertainties relating to whether Vishay will offer the notes or consummate the offering, the anticipated terms of the notes and the offering or the anticipated use of the proceeds of the offering. Actual experience could differ materially from the forward-looking statements.

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